Exhibit (k)(3)

EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of April 7, 2011 (the “Effective Date”), by and between PennantPark Investment Advisers, LLC a Delaware limited liability company (the “Licensor” or the “Adviser”), and PennantPark Floating Rate Capital Ltd., a corporation organized under the laws of the State of Maryland (the “Corporation”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, the Adviser is the owner of the trade name “PENNANTPARK” (the “Licensed Mark”) and has filed an application to register the mark in the United States of America (the “Territory”) for investment management, investment consultation and investment advisory services.

WHEREAS, the Corporation is a newly organized closed-end management investment company that has filed notice with the Securities and Exchange Commission that it intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Corporation is entering into an investment advisory and management agreement with the Adviser (the “Advisory Agreement”), wherein the Corporation will engage the Adviser to act as the investment adviser to the Corporation; and

WHEREAS, the Corporation desires to use the Licensed Mark in connection with the operation of its business, and the Adviser is willing to permit the Corporation to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

LICENSE GRANT

1.1. License. Subject to the terms and conditions of this Agreement, the Adviser hereby grants to The Corporation, and The Corporation hereby accepts from the Adviser, a personal, non-exclusive, royalty-free right and license to use the Licensed Mark solely and exclusively as an element of Corporation’s own corporate name and in connection with marketing the investment management, investment consultation and investment advisory services that the Adviser may provide to Corporation. During the term of this Agreement, the Corporation shall use the Licensed Mark only to the extent permitted under this License, and except as provided above, neither the Corporation nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Mark or any derivative thereof in the Territory without the prior express written consent of the Adviser in its sole and absolute discretion and shall not use the Licensed Mark for any purpose outside the Territory. All rights not expressly granted to the Corporation hereunder shall remain the exclusive property of the Adviser.

1.2. Licensor’s Use. Nothing in this Agreement shall preclude Licensor or any of its successors or assigns from using or permitting other entities to use the Licensed Mark, whether or not such entity directly or indirectly competes or conflicts with the Corporation’s business in any manner.

ARTICLE 2.

OWNERSHIP

2.1. Ownership. The Corporation acknowledges and agrees that the Adviser is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title and interest shall remain with the Adviser. The Corporation shall not contest, dispute, challenge, oppose or seek to cancel the Adviser’s right, title, and interest in and to the Licensed Mark. The Corporation shall not prosecute any application for registration of the Licensed Mark, or seek to register the Licensed Mark as a domain name or part of any domain name.

2.2. Goodwill. The Corporation acknowledges that the Corporation shall not acquire any right, title, or interest in the Licensed Mark by virtue of this Agreement other than the license granted hereunder, and disclaims any such right, title, interest, or ownership. All goodwill and reputation generated by the Corporation’s use of the Licensed Mark shall inure to the exclusive benefit of the Adviser. The Corporation shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on the Adviser or its business or reputation. The Corporation shall not take any action that would interfere with or prejudice the Adviser’s ownership or registration of the Licensed Mark, the validity of the Licensed Mark or the validity of the license granted by this Agreement.

ARTICLE 3.

COMPLIANCE

3.1. Quality Control. In order to preserve the inherent value of the Licensed Mark, the Corporation agrees to use reasonable efforts to ensure that it maintains the quality of the Corporation’s business and the operation thereof equal to the standards prevailing in the operation of the Adviser’s and the Corporation’s business as of the date of this Agreement. The Adviser shall oversee the quality of the services provided under the Licensed Mark by virtue of its role as investment adviser to the Corporation, and shall approve, prior to their use, all prospectuses, advertisements, and other materials upon which the Corporation uses the Licensed Mark. The Corporation further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to the Corporation from time to time in writing, or as may be agreed to by Licensor and the Corporation from time to time in writing.

3.2. Compliance With Laws. The Corporation agrees that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business and shall notify the Adviser of any action that must be taken by the Corporation to comply with such law, rules, regulations or requirements.

3.3. Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (a) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Mark, and (b) any infringements, imitations, or illegal use or misuse of the Licensed Mark in the Territory. The Adviser shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle in its sole discretion, all actions, proceedings and claims involving any Third Party Infringement or Third Party Claim, and to take any other action that it deems necessary or proper for the protection and preservation of its rights in the Licensed Mark. The Corporation shall cooperate with the Adviser in the prosecution, defense, or settlement of such actions, proceedings, or claims.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

4.1. The Corporation acknowledges that the Adviser has applied for registration in the Territory of PENNANTPARK, that the Adviser’s application for registration has not yet been examined or approved for registration, and that the Corporation accepts this license on an “as is” basis. The Corporation acknowledges that the Adviser makes no explicit or implicit representation or warranty as to the registrability, validity, enforceability, or ownership of the Licensed Mark, or as to the Corporation’s ability to use the Licensed Mark without infringing or otherwise violating the rights of others, and the Adviser has no obligation to indemnify the Corporation with respect to any claims arising from the Corporation’s use of the Licensed Mark.

4.2. Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a) Due Authorization. Such party is a corporation duly incorporated and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 5.

TERM AND TERMINATION

5.1. Term. This Agreement shall expire (a) upon expiration or termination of the Advisory Agreement; (b) if the Adviser ceases to serve as investment adviser to the Corporation; (c) by the Adviser or the Corporation upon sixty (60) days’ written notice to the other party, or (d) by the Adviser at any time in the event the Corporation assigns or attempts to assign or sublicense this Agreement or any of the Corporation’s rights or duties hereunder without the prior written consent of the Adviser.

5.2. Upon Termination. Upon expiration or termination of this Agreement, all rights granted to the Corporation under this Agreement with respect to the Licensed Mark shall cease, and the Corporation shall immediately discontinue all use of the Licensed Mark. The Corporation shall immediately change its corporate name by deleting the term “PENNANTPARK.” For twenty- four (24) months following termination of this Agreement, the Corporation shall specify on all public-facing materials in a prominent place and in prominent typeface that the Corporation is no longer operating under the Licensed Mark and is no longer associated with Licensor.

ARTICLE 6.

MISCELLANEOUS

6.1. Assignment. The Corporation will not sublicense, assign, pledge, grant or otherwise encumber or transfer to any third party all or any part of its rights or duties under this Agreement, in whole or in part, without the prior written consent from the Adviser, which consent the Adviser may grant or withhold in its sole and absolute discretion. Any purported transfer without such consent shall be void ab initio.

6.2. Independent Contractor. Except as expressly provided or authorized in the Advisory Agreement, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to the Adviser:	If to the Corporation:

PennantPark Investment Advisers, LLC 590 Madison Avenue , 15th Floor New York, NY 10022 Tel. No.: (212) 905-1000 Fax No.: (212) 905-1075 Attn: Chief Compliance Officer	PennantPark Floating Rate Capital Ltd. 590 Madison Avenue , 15th Floor New York, NY 10022 Tel. No.: (212) 905-1000 Fax No.: (212) 905-1075 Attn: Chief Compliance Officer

6.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each party hereto.

6.6. No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11. Third party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

ADVISER:

PENNANTPARK INVESTMENT ADVISERS, LLC

By:	/s/ Arthur H. Penn
Name:	Arthur H. Penn
Title:	Managing Member

CORPORATION:

PENNANTPARK FLOATING RATE CAPITAL LTD.

By:	/s/ Arthur H. Penn
Name:	Arthur H. Penn
Title:	Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Trademark License Agreement]